Exhibit 99.1

Correction: INmune Bio, Inc. Announces Closing of $25 Million Public Offering of Common Stock Including Full Exercise of Underwriters’ Over-Allotment Option

LA JOLLA, Calif., July 20, 2020 (GLOBE NEWSWIRE) -- In a release issued under the same headline on Monday, July 20th by INmune Bio, Inc. (NASDAQ: INMB) was incorrectly reported with below sentence:

The gross proceeds to INmune from this offering are approximately $23.1 million, before deducting underwriting discounts and commissions and other offering expenses payable by INmune.

This has been corrected with below:

The net proceeds to INmune from this offering are approximately $23.1 million, after deducting underwriting discounts and commissions and other offering expenses payable by INmune.

The corrected release follows:

INmune Bio, Inc. (NASDAQ: INMB) (the “Company” or “INmune”), a clinical-stage immunology company focused on developing treatments that harness a patient’s innate immune system to fight disease, today announced the  closing of its previously announced underwritten public offering of an aggregate of 2,173,914 shares of its common stock at a public offering price of $10.00 per share and the exercise in full of the underwriters’ option to purchase an additional 326,086 shares of common stock. A total of 2,500,000 shares of common stock were issued in the offering, including the full exercise of the over-allotment option.

The net proceeds to INmune from this offering are approximately $23.1 million, after deducting underwriting discounts and commissions and other offering expenses payable by INmune. INmune intends to use the net proceeds from the offering for general corporate purposes, including to support research and development, including clinical trials.

BTIG, LLC  acted as sole book-running manager of the offering, and National Securities Corporation acted as a co-manager.

The offering was made pursuant to the shelf registration statement on Form S-3 (File No. 333-237368) that was filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2020 and became effective on April 2, 2020, including the related base shelf prospectus, as supplemented by the prospectus supplement dated July 16, 2020. The final prospectus supplement and accompanying base shelf prospectus are available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including without limitation statements regarding the amount and use of proceeds therefrom, are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, LIVNate, Quellor™ and INKmune are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. Our two platforms are beginning clinical trials and there cannot be any assurance of the success of these trials. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO (858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
James Carbonara (646) 755-7412
James@haydenir.com